EXHIBIT 99.77O(1)

                             RULE 10F-3 REPORT FORM
                         Record of Securities Purchased
                                Mercury Advisors


1. Name of Portfolio/Series:  Growth Opportunities Fund of Lincoln Variable
                              Insurance Products Trust

2. Name of Issuer:  Pinnacle Entertainment

3. Underwriter from whom purchased:  Lehman Brothers

4. Affiliated Underwriter managing or participating in underwriting syndicate:
   Merrill Lynch & Co.

5. Aggregate principal amount of purchase by all investment companies advised by the Adviser 73,800 shares

6. Aggregate principal amount of offering:  6,000,000 shares

7. Purchase price (net of fees and expenses):  $2,018,430

8. Offering price at close of first day on which any sales were made:  $27.35

9. Date of purchase:  1/13/2006

10. Date offering commenced:  1/13/2006

11. Commission, spread or profit:  4.75%   $      /share

12. Have the following conditions been satisfied?   Yes     No

    a. The securities are:

       part of an issue registered under the
       Securities Act of 1933 which is being         X
       offered to the public;                       ---     ---

       part of an issue of Government Securities;            X
                                                    ---     ---
       Eligible Municipal Securities;                        X
                                                    ---     ---

       sold in an Eligible Foreign Offering; or              X
                                                    ---     ---

       sold in an Eligible Rule 144A offering?               X
                                                    ---     ---